UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Core Molding Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

April 27, 2020

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Core Molding Technologies, Inc. to be held at 800 Manor Park Drive, Columbus, Ohio, on June 15, 2020, at 9:00 a.m., Eastern Daylight Savings Time. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you vote using one of the available voting options outlined on your proxy card.

Sincerely,

James L. Simonton
Chairman of the Board

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 15, 2020

To Our Stockholders:

Core Molding Technologies, Inc. (the “Company”) will hold its 2020 Annual Meeting of Stockholders on June 15, 2020 at 9:00 a.m., Eastern Daylight Savings Time, at 800 Manor Park Drive, Columbus, OH, for the following purposes:

1.	to elect six (6) directors to comprise the Board of Directors of the Company;

2.	to hold an advisory vote relating to the compensation of our named executive officers;

3.	to ratify the appointment of Crowe LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2020; and

4.	to consider and act upon other business as may properly come before the meeting and any adjournments or postponements of the meeting.

The foregoing matters are described in more detail in the Proxy Statement, which is attached to this notice. Only stockholders of record at the close of business on April 20, 2020, the record date, are entitled to receive notice of and to vote at the meeting.

We desire to have maximum representation at the meeting and respectfully request that you date, execute and promptly mail the enclosed proxy in the postage-paid envelope provided. You may revoke a proxy by notice in writing to the Secretary of the Company at any time prior to its use.

BY ORDER OF THE BOARD OF DIRECTORS

John P. Zimmer
Executive Vice President, Secretary, Treasurer,
and Chief Financial Officer

April 27, 2020

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 15, 2020

To Our Stockholders:

Core Molding Technologies, Inc. (hereinafter referred to as the “Company”) is furnishing this Proxy Statement in connection with the solicitation by its Board of Directors of proxies to be used and voted at its annual meeting of stockholders, and at any adjournment of the annual meeting. The Company will hold its annual meeting on June 15, 2020, at 800 Manor Park Drive, Columbus, OH, at 9:00 a.m. Eastern Daylight Savings Time. The Company is holding the annual meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The cost of soliciting proxies will be borne by the Company.

The Company is first sending this Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting of Stockholders on or about April 27, 2020.

GENERAL INFORMATION
Solicitation
The Board of Directors of the Company (the “Board of Directors” or “Board” and individually, a “director” or “directors”) is soliciting the enclosed proxy. In addition to the use of the mail, directors and officers of the Company may solicit proxies, personally or by telephone. The Company will not pay its directors and officers any additional compensation for the solicitation.

In addition, Broadridge Financial Solutions, Inc. will conduct proxy distribution and tabulation on behalf of the Company. The Company will reimburse Broadridge Financial Solutions, Inc. for reasonable expenses incurred for these services. The Company also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy distribution material to beneficial owners of the common stock of the Company. The Company will reimburse those brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses.

The Company will pay all expenses of the proxy distribution and tabulation. Except as otherwise provided, the Company will not use specially engaged employees or other paid solicitors to conduct any proxy solicitation.

Voting Rights and Votes Required
Holders of shares of the common stock of the Company at the close of business on April 20, 2020, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. On the record date, the Company had 8,207,211 shares of common stock outstanding.

Each outstanding share of common stock on the record date is entitled to one vote on all matters presented at the annual meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum for the transaction of business at the annual meeting. No business, other than adjournment, can be conducted at the annual meeting unless a quorum is present in person or by proxy.

Abstentions will count as shares present in determining the presence of a quorum for a particular matter. Abstentions, however, will not count as votes cast in determining the approval of any matter by the stockholders. Broker non-votes are shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. Broker non-votes are counted toward the establishment of a quorum. If you do not return a proxy card and your shares are held in “street name,” your broker may be permitted, under applicable rules of the self regulatory organizations of which it is a member, to vote your shares in its discretion on certain matters that are deemed to be routine, such as ratification of the appointment of our independent registered public accounting firm. Proposals 1 and 2 as referenced in the Company's Notice of Annual Meeting of Stockholders are considered to be non-routine, and Proposal 3 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm or other entity holding your shares, your brokerage firm or other entity holding your shares will not be permitted to vote your shares on Proposals 1 and 2 and will be permitted to vote your shares on Proposal 3, at its discretion. Accordingly, the Company requests that you promptly provide your broker or other nominee with voting instructions if you want your shares voted for non-routine matters and to carefully follow the instructions your broker gives you pertaining to their procedures.

In 2018, the Board of Directors adopted a plurality plus voting policy (the “Voting Policy”). Pursuant to the Voting Policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by the Board within 90 days from the date of the election, and shall recuse himself or herself from all deliberations on his or her resignation. The Board shall consider all of the relevant facts and circumstances in its consideration of the action to be taken with respect to such offer of resignation. To the extent that any resignation is accepted, the Board will consider whether to fill such vacancy or vacancies or to reduce the size of the Board. Therefore, each of the six directors will be elected in accordance with the Voting Policy by a plurality plus standard of votes cast by stockholders of record on the record date and present at the annual meeting, in person or by proxy. Cumulative voting in the election of directors will not be permitted.

The Company is seeking stockholder ratification of the appointment of its independent registered public accounting firm. While ratification is not required by law, the affirmative vote of a majority of the votes cast by stockholders of record on the record date and present at the annual meeting, in person, or by proxy, would ratify the selection of Crowe LLP (“Crowe”) as the independent registered public accounting firm for the current year.

Voting of Proxies
Shares of common stock represented by all properly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted:

•	FOR the election as directors of the nominees named in this Proxy Statement until their successors are elected and qualified;

•	FOR the resolution to approve the advisory vote for 2019 compensation of the named executive officers; and

•	FOR the ratification of the appointment of Crowe LLP ("Crowe") as the independent registered public accounting firm for the Company for the year ending December 31, 2020.

Management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth in this Proxy Statement. If, however, any other matter is properly presented to the stockholders for action, it is the intention of the holders of the proxies to vote at their discretion on all matters on which the shares of common stock represented by proxies are entitled to vote.

Revocability of Proxy
A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before the authority granted by the proxy is exercised. A stockholder may revoke a proxy by delivering a written statement to the Secretary of the Company that the proxy is revoked.

Annual Report
The Annual Report on Form 10-K for the year ended December 31, 2019 of the Company, which includes financial statements and information concerning the operations of the Company, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy solicitation materials.

Stockholder Proposals
Any stockholder who desires to present a proposal for consideration at the 2021 annual meeting of stockholders must submit the proposal in writing to the Company. If the proposal is received by the Company prior to the close of business on December 10, 2020, and otherwise meets the requirements of applicable state and federal law, the Company will include the proposal in the proxy statement and form of proxy relating to the 2021 annual meeting of stockholders. The Company may confer on the proxies for the 2021 annual meeting of stockholders discretionary authority to vote on any proposal, if the Company does not receive notice of the proposal by February 23, 2021.

Stockholder Director Nominees
Any stockholder who desires to present a nomination for a director must do so pursuant to the deadlines and procedures and in the manner as stated in the Corporate Governance section under the Nominating and Corporate Governance Committee section of the Board Meetings and Committees subsection thereunder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 15, 2020

The Proxy Statement, proxy card, and Annual Report to stockholders, which includes the Form 10-K for the year ended December 31, 2019, are available at http://colsec.coremt.com.

OWNERSHIP OF COMMON STOCK
Beneficial Owners
The table below sets forth, to the knowledge of the Company, the only beneficial owners, as of April 20, 2020, of more than 5% of the outstanding shares of common stock of the Company.

Number of Shares of Common Stock Beneficially Owned

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
GAMCO Asset Management Inc.	1,209,234(2)	14.7%
Gabelli Funds, LLC
GAMCO Asset Management Inc.
Teton Advisors, Inc.
Mario J. Gabelli
One Corporate Center
Rye, NY 20580

FMR LLC	1,042,351(3)	12.7%
245 Summer Street
Boston, MA 02210

Dimensional Fund Advisors LP	631,777(4)	7.7%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

Renaissance Technologies LLC	534,713(5)	6.5%
800 Third Ave
New York, NY 10022

The Vanguard Group	500,069(6)	6.1%
100 Vanguard Blvd,
Malvern, PA 19355

(1)
The “Percent of Class” computation is based upon the total number of shares beneficially owned by the named person or group divided by the sum of 8,207,211 shares of common stock outstanding on April 20, 2020.

(2)
The information presented is derived from Amendment No. 14 to Schedule 13D, as filed with the SEC on April 8, 2020 by Mario J. Gabelli and certain entities which he directly or indirectly controls or for which he acts as chief investment officer, including GGCP, Inc., GAMCO Investors, Inc., Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors Inc. According to the Schedule 13D filing, of these 1,209,234 shares of Common Stock, 379,500 shares are beneficially owned by Gabelli Funds, LLC, 524,636 shares are beneficially owned by GAMCO Asset Management, Inc., 300,098 shares by Teton Advisors Inc., and 5,000 shares are beneficially owned by MJG Associates, Inc., as the parent company of GAMCO Investors, Inc., GAMCO Investors, Inc., as the parent company of the foregoing entities, and Mario Gabelli, as the majority stockholder of GGCP, Inc. may be deemed to have beneficial ownership of the 1,209,234 shares owned beneficially by Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors Inc. and, except as otherwise provided in the Schedule 13D filing, each entity has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be.

(3)
The information presented is derived from Amendment No. 7 to Schedule 13G, as filed with the SEC on February 7, 2020, by FMR LLC. According to the Schedule 13G filing, FMR LLC beneficially owns 1,042,351 shares of common stock of the Company, has sole voting power over 108,775 of those shares and sole dispositive power over the entire amount beneficially owned. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the family of Abigail P. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(4)
The information presented is derived from Amendment No. 5 to Schedule 13G, as filed with the SEC on February 12, 2020, by Dimensional Fund Advisors LP. According to the Schedule 13G filing, Dimensional Fund Advisors LP beneficially owns 631,777 shares of common stock of the Company, has sole voting power over 617,340 of those shares and sole dispositive power over 631,777 shares. Dimensional Fund Advisors is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(5)
The information presented is derived from Amendment No. 1 to Schedule 13G, as filed with the SEC on February 13, 2020, by Renaissance Technologies LLC. According to the Schedule 13G filing, Renaissance Technologies LLC beneficially owns 534,713 shares of common stock of the Company, has sole voting power over 502,320 of those shares and sole dispositive power over 534,713 of those shares and shared dispositive power of 900 of those shares.

(6)
The information presented is derived from Schedule 13G, as filed with the SEC on February 11, 2020, by The Vanguard Group. According to the Schedule 13G filing, The Vanguard Group beneficially owns 500,069 shares of common stock of the Company, has sole voting power over 1,089 of those shares, has sole dispositive power over 498,980 of those shares and has shared dispositive power over 1,089 shares. According to the Schedule 13G filing, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,089 shares of the Company as a result of its serving as investment manager of collective trust accounts.

Board and Management
The table below sets forth, as of April 20, 2020, the number of shares of common stock beneficially owned by each director of the Company, by each nominee for election as director of the Company, by each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and by all directors, nominees and executive officers as a group. The information concerning the persons set forth below was furnished in part by each of those persons.

Number of Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Renee R. Anderson	37,796(2)	*
Thomas R. Cellitti	77,797(3)	*
James F. Crowley	28,593 (4)	*
David L. Duvall	166,697(5)	2.0%
Ralph O. Hellmold	26,618(6)	*
Matthew E. Jauchius	59,563(7)	*
Terrance J. O'Donovan	113,110(8)	1.4%
Eric L. Palomaki	46,833(9)	*
James L. Simonton	143,874(10)	1.8%
Andrew O. Smith	39,152(11)	*
John P. Zimmer	110,538(12)	1.3%
All directors, nominees and executive officers as a group (11 persons)	850,571	10.4%

* Less than 1% of the outstanding shares of common stock.

(1)
The “Percent of Class” computation is based upon the total number of shares beneficially owned by the named person or group divided by (i) 8,207,211 shares of common stock outstanding on April 20, 2020.

(2)
Includes: (i) 7,000 shares of common stock as to which Ms. Anderson has sole voting and investment power; (ii) 1,762 shares of common stock held by Ms. Anderson in the Core Molding Technologies, Inc. Employee Stock Purchase Plan and (iii) 29,034 shares of restricted stock subject to future vesting conditions.

(3)	Includes: 77,797 shares of common stock as to which Mr. Cellitti has sole voting and investment power.

(4)
Includes: (i) 27,593 shares of common stock as to which Mr. Crowley has sole voting and investment power; and (ii) 1,000 shares of common stock as to which Mr. Crowley shares voting and investment power with his wife.

(5)
Includes: (i) 28,336 shares of common stock as to which Mr. Duvall has sole voting and investment power; (ii) 3,569 shares of common stock held by Mr. Duvall in the Core Molding Technologies, Inc. Employee Stock Purchase Plan and (iii) 134,792 shares of restricted stock subject to future vesting conditions.

(6)
Includes (i) 23,618 shares of common stock as to which Mr. Hellmold has sole voting and investment power; and (ii) 3,000 shares of common stock as to which Mr. Hellmold shares voting and investment power with his wife.

(7)
Includes: (i) 35,340 shares of common stock as to which Mr. Jauchius has sole voting and investment power; (ii) 17,000 shares of common stock as to which Mr. Jauchius shares voting and investment power with his wife;
and (iii) 7,223 shares of restricted stock subject to future vesting conditions.

(8)
Includes: (i) 62,071 shares of common stock as to which Mr. O'Donovan has sole voting and investment power; (ii) 10,006 shares of common stock held by Mr. O'Donovan in the Core Molding Technologies, Inc. Employee Stock Purchase Plan (iii) 7,560 shares of common stock as to which Mr. O'Donovan shares voting and investment power with his wife and (iv) 33,473 shares of restricted stock subject to future vesting conditions.

(9)
Includes: (i) 16,383 shares of common stock as to which Mr. Palomaki has sole voting and investment power; (ii) 3,165 shares of common stock held by Mr. Palomaki in the Core Molding Technologies, Inc. Employee Stock Purchase Plan and (ii) 27,285 shares of restricted stock subject to future vesting conditions.

(10)	Includes 143,874 shares of common stock as to which Mr. Simonton has sole voting and investment power.

(11)	Includes: (i) 32,292 shares of common stock as to which Mr. Smith has sole voting and investment power; and (ii) 6,860 shares of restricted stock subject to future vesting conditions.

(12)
Includes: (i) 57,121 shares of common stock as to which Mr. Zimmer has sole voting and investment power; (ii) 6,090 shares of common stock held by Mr. Zimmer in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; (iii) 6,700 shares of common stock as to which Mr. Zimmer shares voting and investment power with his wife; and (iv) 40,627 shares of restricted stock subject to future vesting conditions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the following persons to file initial statements of beneficial ownership on a Form 3 and changes of beneficial ownership on a Form 4 or Form 5 with the Securities and Exchange Commission and to provide the Company with a copy of those statements:

•	executive officers and directors of the Company; and

•	persons who beneficially own more than 10% of the issued and outstanding shares of common stock of the Company.

The Company believes that its executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements for the year ended December 31, 2019, with the exception of Messrs. Zimmer and O'Donovan who each filed a late Form 4 relating to payment of tax liability by delivering or withholding securities incident to the receipt, exercise or vesting of a security issued.
.

DIRECTORS AND EXECUTIVE OFFICERS OF CORE MOLDING TECHNOLOGIES, INC.

The following biographies provide information on the background and experience of the persons nominated to become directors at the annual meeting and the executive officers of the Company. The Company is not aware of any family relationships among any of the following persons or any arrangements or understandings pursuant to which those persons have been, or are to be, selected as a director or executive officer of the Company, other than arrangements or understandings with directors or executive officers acting solely in their capacity as directors or executive officers.

Name	Age	Position(s) Currently Held

Renee R. Anderson	56	Executive Vice President of Human Resources
Thomas R. Cellitti	68	Vice Chairman of the Board of Directors
James F. Crowley	73	Director
David L. Duvall	51	President, Chief Executive Officer and Director
Ralph O. Hellmold	79	Director
Matthew E. Jauchius	50	Director
Eric L. Palomaki	37	Executive Vice President of Operations
Andrew O. Smith	57	Director
John P. Zimmer	55	Executive Vice President, Secretary, Treasurer, and Chief Financial Officer

Renee R. Anderson. Renee Anderson joined the Company on January 7, 2019 and was appointed Executive Vice President of Human Resources. Prior to joining Core, from 2016 to 2018, Mrs. Anderson was President of Anderson Consulting Services, LLC, a Human Resources consulting practice specializing in helping organizations implement culture change initiatives which focus on; employee engagement, results-driven actions, conflict management, organizational effectiveness, leadership development and talent development/management. Prior to Anderson Consulting Services, from 2012 to 2016, Mrs. Anderson served as the Americas Human Resources Director for Draexlmaier, an automotive supplier with over 60,000 employees generating revenues of $3.7 billion annually. Before that, from 1997 to 2011, she held Human Resource leadership positions of increasing responsibility with Danfoss and Alcan Medical. Mrs. Anderson earned her bachelor’s degree from Montreat College in Business Administration and earned her Master’s degree from Western Carolina University in Human Resource Management.

Thomas R. Cellitti. Thomas R. Cellitti has served as a director of the Company since February 10, 2000 and is currently serving as Vice Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee. Mr. Cellitti was Chairman of the Executive Resource Committee until its dissolution in December 2018. Prior to his retirement from Navistar Inc. (“Navistar”) in 2013, Mr. Cellitti was the Senior Vice President of Integrated Reliability and Quality, for Navistar since 2008. Prior to such time, Mr. Cellitti served as Vice President and General Manager, Medium Tru ck from 2004 to 2008, as well as Vice President and General Manager, Bus Vehicle Center from 1991 to 2004 for Navistar. Mr. Cellitti has a Master's degree in Business Administration from Loyola University and a Bachelor's degree in Business Administration from Marquette University. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Cellitti should serve as a director because of his in-depth insight and knowledge about manufacturing operations, quality, and business strategy as well as his extensive background in the engine, bus, medium and heavy duty truck industries.

James F. Crowley. James F. Crowley has served as a director of the Company since May 28, 1998 and is Chairman of the Audit Committee. Mr. Crowley is a private investor and Chairman and Managing Partner of Old Strategic LLC, headquartered in Connecticut. Since October 2008, Mr. Crowley has served as a Director of Green Plains and is Chairman of its audit committee. From 1993 to 2006, Mr. Crowley was a founding partner and Chairman of the Strategic
Research Institute LLC. From 1984 to 1992, Mr. Crowley served in various capacities with Prudential Securities, Inc., including President of Global Investment & Merchant Banking. Prior to joining Prudential Securities, Inc., Mr. Crowley was a First Vice President and Partner at Smith Barney, Harris Upham & Co. in its Investment Bank and Capital Markets Division. Mr. Crowley has also served on the board of various not-for-profit and private organizations and universities. Mr. Crowley has a Master's degree in Business Administration from the Wharton Graduate School of Business at the University of Pennsylvania and a Bachelor's degree in Business Administration from Villanova University. In addition Mr. Crowley has attended corporate governance courses at Harvard, Stanford and Northwestern Universities. In 2019, Mr. Crowley was awarded the Harvard Business School Certificate in Corporate Governance. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Crowley should serve as a director because of his extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and insight into the role of serving as Chair of the Company’s Audit Committee.

David L. Duvall. David Duvall joined the Company in October 22, 2018 as Chief Executive Officer and President. Mr. Duvall came to the Company from Signode Industrial Group where he served as Group President of the Equipment and Tools division, from January 2017 to October 2018, when Signode was sold to Crown Holdings Inc. Prior to Signode, Mr. Duvall served as Senior Vice President and General Manager of Danfoss global High Power Hydrostatics Division from 2012 to 2017, based out of Germany. From 2008 to 2012 Mr. Duvall was Vice President and General Manager for the Global Valves business at Danfoss and led the carve-out of that business to form a stand-alone business within the Danfoss structure. Mr. Duvall has held various senior management roles in both the industrial and automotive sectors, including Americas General Manager for Fuel Tanks at TI Automotive (2005-2008) and Vice President of Operations with VITEC LLC (2003-2005). Mr. Duvall has a Bachelor of Science in Mechanical Engineering from Purdue University and a Master’s of Science in Mechanical Engineering from Stanford University. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Duvall should serve as a director because of his corporate management skills and experience, in-depth manufacturing insight, and strategy and business development knowledge.

Ralph O. Hellmold. Ralph O. Hellmold has served as a director of the Company since its formation on December 31, 1996 and is Chairman of the Compensation Committee. He was Managing Member of Hellmold & Co., LLC, an investment banking boutique specializing in mergers and acquisitions and working with troubled companies or their creditors until 2012, and is currently an investor. Prior to forming Hellmold & Co., LLC in 2004, Mr. Hellmold was president of Hellmold Associates which was formed in 1990, and Chairman of The Private Investment Banking Company which was formed in 1999. Prior to 1990, Mr. Hellmold was a Managing Director at Prudential-Bache Capital Funding, where he served as co-head of the Corporate Finance Group, co-head of the Investment Banking Committee and head of the Financial Restructuring Group. Prior to 1987, Mr. Hellmold was a partner at Lehman Brothers and its successors, where he worked in Corporate Finance since 1974 and co-founded Lehman’s Financial Restructuring Group. Mr. Hellmold is a Chartered Financial Analyst and has served as director, and on the audit committee, of other public corporations in the past. Mr. Hellmold has a Master's degree in International Relations from Columbia University and a Bachelor of Arts degree from Harvard College. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Hellmold should serve as a director because of his extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and strong background in mergers and acquisitions.

Matthew E. Jauchius. Matthew E. Jauchius has served as a director of the Company since January 1, 2013. In April 2017, Mr. Jauchius was named Executive Vice President and Chief Marketing Officer at Fifth Third Bancorp, where he directs a substantial integrated marketing program. From 2015 to 2016, Mr. Jauchius served as Executive Vice President and Chief Marketing Officer of Hertz Global Holdings and from 2010 to 2015 Mr. Jauchius served as Executive Vice President and Chief Marketing Officer at Nationwide Mutual Insurance Company. Mr. Jauchius also served previously as Senior Vice President and Chief Strategy Officer at Nationwide. Prior to Nationwide, Mr. Jauchius served as Associate Principal at McKinsey & Company. Mr. Jauchius’ experience includes strategy and growth, marketing and sales, company turnarounds, and operational cost improvements, which includes support to the automotive, agriculture and other manufacturing industries. Mr. Jauchius has a Master's degree in Business Administration from the University of Michigan and a Bachelor's degree in Business Administration from The Ohio State University. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Jauchius should serve as a director because of his in-depth insight and experience in marketing, strategy and business development.

Eric L. Palomaki. Eric L. Palomaki joined the company on September 19, 2018, and was appointed to the position of Vice President of Operations. Prior to joining Core, Mr. Palomaki was the Vice President of Advanced Manufacturing Engineering from 2013 to 2017 at Acuity Brands Lighting, a commercial lighting company with 12,000 employees generating $3.5 billion annually. Prior to Acuity Brands, Mr. Palomaki served in multiple roles in the automotive industry for North American Lighting in 2012 and 2013, and TRW Automotive from 2007 to 2012. Mr. Palomaki holds a Master of Business Administration from Jack Welch Management Institute, and a Bachelor of Science, Mechanical Engineering from Rensselaer Polytechnic Institute.

Andrew O. Smith. Andrew O. Smith has served as a director of the Company since August 6, 2015. Since 2019, he has been the President and Chief Executive Officer for Yenkin-Majestic Paint Corporation/OPC Polymers ("YM/OPC"), a privately held manufacturer of coatings resins, architectural paints, and industrial coatings serving industrial and retail customers primarily in North America. Before joining YM/OPC in 1995, Mr. Smith served as a principal in several entrepreneurial businesses, after beginning his career as a management consultant in the strategy practice of Booz · Allen & Hamilton, where he advised major industrial and financial corporations. In his current position, Mr. Smith oversees three operating divisions with responsibility for manufacturing, finance, information technology, legal, research and development and strategic planning. He also serves on the Board of YM/OPC, the Buckeye Institute for Public Policy Solutions, and several other non-profit organizations. Mr. Smith has extensive experience in manufacturing and materials development, knowledge of supply chain and logistics and extensive experience analyzing financial statements. He is a member of the bar of the State of New York and active in professional organizations including the National Association of Manufacturers and the American Coatings Association. Mr. Smith has a law degree and a Master's degree in Business Administration both from the University of Chicago and a Bachelor's degree in Engineering from the School of Engineering and Applied Science and a Bachelor's degree in Finance from the Wharton School of Business, both at the University of Pennsylvania. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Smith should serve as a director because of his in-depth insight and knowledge about manufacturing, materials technology, and executive leadership.

John P. Zimmer. John P. Zimmer joined the Company on November 4, 2013 and was appointed to the position of Vice President, Treasurer, Secretary and Chief Financial Officer on November 5, 2013. Mr. Zimmer has more than 30 years of finance and accounting experience. Prior to joining the company, Mr. Zimmer was Chief Financial Officer of Parex Group USA, Inc., a division of Parex Group, a $1 billion manufacturer of construction materials, from 2010 to 2013. Mr. Zimmer also served as Chief Financial Officer of The Upper Deck Company, LLC from 2006 to 2010. Prior to that, Mr. Zimmer was Vice President of Finance for Cardinal Health Pyxis Products, and held senior management roles with SubmitOrder, Inc., Cardinal Health and Deloitte & Touche. Mr. Zimmer has a Bachelor’s degree in Business Administration from The Ohio State University, and is also a Certified Public Accountant (inactive) in the State of Ohio.

CORPORATE GOVERNANCE

The Board of Directors — Independence
Of the directors who presently serve on the Company’s Board of Directors, the Board has affirmatively determined that each of Messrs. Cellitti, Crowley, Hellmold, Jauchius, Simonton and Smith meets the standards of independence under NYSE American LLC exchange listing standards. In making this determination, the Board of Directors considered all facts and circumstances the Board of Directors deemed relevant from the standpoint of each of the directors and from that of persons or organizations with which each of the directors has an affiliation, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships among others. In making this determination, the Board of Directors has relied upon both information provided by the directors and information developed internally by the Company in evaluating these facts.

Board Leadership Structure
The Chairman of the Board is a director and presides at meetings of the Board. The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Historically, the offices of Chairman of the Board and Chief Executive Officer have been separated. Such separation enables the Chairman to devote his time to managing the Board and the Chief Executive Officer to focus on the operations of the Company. The Company has no fixed policy with respect to separation of the offices of the Chairman of the Board and Chief Executive Officer; however, the Board believes it is in the best interests of the Company and its stockholders to separate these positions. James L. Simonton has served as the Company’s Chairman of the Board since November of 2011. On March 5, 2020, James L. Simonton informed the Board of Directors that he had decided to not stand for re-election as a director and to retire as director and Chairman of the Board at the end of the current term. To ensure a smooth transition of leadership following Mr. Simonton’s retirement, the Board elected Thomas R. Cellitti as Chairman to succeed Mr. Simonton, effective as of the conclusion of the Company’s annual meeting.

Risk Oversight
The Board has an active role, as a whole and at the committee level, in overseeing the management of the Company’s risks. The Board regularly reviews information regarding the Company’s operations and liquidity, as well as the related risks. The Board reviews and approves the Company’s annual operating, organizational and capital plans. The Compensation Committee reviews the Company's incentive compensation arrangements to determine whether they encourage excessive risk taking, and reviews the relationship between risk management policies and compensation, and evaluates compensation policies that could mitigate any such risk. The Audit Committee oversees the management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and overall corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about risks through committee minutes and reports at Board meetings.

The Compensation Committee, consisting of Messrs. Hellmold, Cellitti, and Smith, recommends to the Board of Directors compensation policies as they relate to the Company’s named executive officers and directors, and also considers the overall policies and practices utilized by senior management with respect to establishing compensation for all other employees. The Compensation Committee considers the risk assessments of the Company’s Chief Executive Officer and Chief Financial Officer as part of its duties to review and recommend the current compensation packages to the Board. The Compensation Committee believes that the Company’s policies and practices with respect to compensation are not reasonably likely to have a material adverse effect on the Company. In reaching the foregoing conclusions, both the Compensation Committee and the Chief Executive Officer and Chief Financial Officer assessed the risks associated with the Company’s compensation policies and practices. The basis for these conclusions included: (i) a consideration of the Company’s existing compensation programs, and the allocation between each primary component of compensation (base salary, annual profit sharing, bonus, and long-term equity based compensation); and (ii) a consideration of the risks associated with the Company’s business, and whether the Company’s compensation policies and practices increased those risks. Based on the foregoing, the Compensation Committee recommended, and all of the independent members of the Board approved, the Company’s compensation programs, and in connection with such approval concluded that the risks associated with the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings and Committees
The Board of Directors met five times during the year ended December 31, 2019. During that period, each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which each director served.

Compensation Committee
The Company has a Compensation Committee, which consists of Messrs. Hellmold (Committee Chair), Cellitti, and Smith, who are all deemed independent directors under NYSE American LLC listing standards. The Compensation Committee is governed by a charter which was adopted August 28, 2012. A copy of the Compensation Committee Charter is available on the Company’s website at www.coremt.com. In accordance with its written charter, the Compensation Committee performs the duty of reviewing, evaluating and making recommendations to the Board concerning the form and amount of compensation paid to the executive officers and directors of the Company, with a majority of directors who are independent under NYSE American LLC listing standards required to effect a decision.

All of the Compensation Committee members are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating executive officers. The Compensation Committee may also obtain analysis and advice from an external compensation consultant to assist with the performance of its duties under its charter. The Compensation Committee retained Matthews, Young - Management Consulting (“Matthews, Young”), a compensation and human resource firm, to assist in reviewing appropriate 2019 compensation programs (in August 2019, Mathews, Young - Management Consulting merged with Pearl Meyer & Partners). In this regard, Matthews, Young compiled competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies to be used to benchmark the appropriateness and competitiveness of our executive compensation. During 2019, there were no fees paid to Matthews, Young for services that were not related exclusively to executive or director compensation. The Compensation Committee has assessed the independence of Matthews, Young pursuant to Securities and Exchange Commission (“SEC”) rules and determined that Matthews, Young is independent and its work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee makes all recommendations regarding the executive officers' compensation, subject to ratification by the independent members of the Board, after consulting with its advisors, in executive session where no management employees are present. While the Chief Executive Officer and Chief Financial Officer attend Compensation Committee meetings regularly by invitation, all final deliberations are held and all final recommendations are made by the Compensation Committee in executive session, where no management employees are present. For additional information regarding the operation of the Compensation Committee, see “Compensation Discussion and Analysis” within this proxy statement. The Compensation Committee held two meetings during 2019.

Audit Committee
The Company has an Audit Committee, which consists of Messrs. Crowley (Committee Chair), Hellmold, Jauchius, and Smith each of whom are “independent” as that term is defined under NYSE American LLC listing standards. The Board has determined that Messrs. Crowley, Hellmold, Jauchius, and Smith each qualify as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K (17 CFR §229.407(d)(5)(ii)) as promulgated by the SEC. The principal function of the Audit Committee is to review and approve the scope of the annual audit undertaken by the independent registered public accounting firm of the Company and to meet with them to review and inquire as to audit functions and other financial matters and to review the interim, quarterly and year-end audited financial statements. For a more detailed description of the role of the Audit Committee, see “Report of the Audit Committee” below. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to the public release of quarterly information. The Audit Committee is governed by a charter as most recently reaffirmed by the Board of Directors on March 5, 2020. A copy of the Audit Committee Charter is available on the Company’s website at www.coremt.com. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee met four times during the year ended December 31, 2019.

Nominating and Corporate Governance Committee
The Company has a Nominating and Corporate Governance Committee consisting of Messrs. Cellitti (Committee Chair), Crowley, Hellmold, and Jauchius each of whom are independent under NYSE American LLC listing standards. The principal function of the Nominating and Corporate Governance Committee is to recommend candidates for membership on the Board of Directors and to oversee Corporate Governance. A copy of the Nominating and Corporate Governance Committee Charter is available on the Company’s website at www.coremt.com. The Nominating and Corporate Governance Committee held four meetings during 2019.

In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who possess knowledge in areas that are of importance to the Company. In addition, the Nominating and Corporate Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Corporate Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. While the Company does not have a formal diversity policy for Board membership, the Board is committed to identifying nominees with diverse perspectives and having an inclusive environment. The Nominating and Corporate Governance Committee evaluates and measures those skills and accomplishments which should be possessed by a prospective member of the Board, including contribution of a diverse frame of reference that will enhance the quality of the Board’s deliberations and decisions. In addition, the Nominating and Corporate Governance Committee considers, among other factors, ethical values, personal integrity and business reputation of the candidate, his or her financial acumen, reputation for effective exercise of sound business judgment, strategic planning capability, indicated interest in providing attention to the duties of a member of the Board, personal skills in marketing, manufacturing processes, technology or in other areas where such person’s talents may contribute to the effective performance by the Board of its responsibilities.

The table below summarizes the specific qualification, attributes, skills and experience of each director nominee that led our Board of Directors to conclude that the nominee is qualified to serve on our Board of Directors. While each director nominee is generally knowledgeable in each of these areas, an "X" in the chart below indicates that the item is a specific qualification, attribute, skill or experience that the nominee brings to our Board of Directors. The lack of an "X" for a particular item does not mean that the nominee does not possess that qualification, attribute, skill or experience.

DIRECTOR	Manufacturing	Industry (Truck, Auto, Marine)	Management (CEO/CFO Group or Division Head)	Marketing	Finance, Accounting & Budgeting	Mergers & Acquisitions	Strategy	Corporate Governance
Thomas R. Cellitti	X	X	X		X		X
James F. Crowley			X		X	X	X	X
David L. Duvall	X	X	X		X	X	X
Ralph O. Hellmold			X		X	X		X
Matthew E. Jauchius		X	X	X	X		X
Andrew O. Smith	X		X		X		X

The Nominating and Corporate Governance Committee is evaluating candidates to replace Mr. Simonton who will not stand for re-election. The Committee will require the candidate to bring a diverse perspective to the Board in addition to possessing the qualifications, skills and experience outlined above.

The Nominating and Corporate Governance Committee will consider persons recommended by stockholders to become nominees for election as directors and subject to the procedural requirements set forth below, such recommendations will be evaluated in the same manner as other potential nominees. Recommendations for consideration by the Nominating and Corporate Governance Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee as detailed in Article III.D of the Nominating and Corporate Governance Committee Charter.

The Bylaws of the Company set forth procedural requirements pursuant to which stockholders may make nominations to the Board of Directors. The Board of Directors or the Nominating and Corporate Governance Committee may not accept recommendations for nominations to the Board of Directors in contravention of these procedural requirements.

In order for a stockholder to nominate a person for election to the Board of Directors, the stockholder must give written notice of the stockholder’s intent to make the nomination either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than fifty nor more than seventy-five days prior to the meeting at which directors will be elected. In the event that less than sixty days prior notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Company must receive notice not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurred first.

The notice must set forth:

•	the name and address of record of the stockholder who intends to make the nomination;

•
a representation that the stockholder is a holder of record of shares of the capital stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name, age, business and residence addresses and principal occupation or employment of each proposed nominee;

•
a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;

•	other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the written consent of each proposed nominee to serve as a director of the Company if elected.

The Company may require any proposed nominee to furnish other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as a director. The presiding officer of the meeting of stockholders may, if the facts warrant, determine that a stockholder did not make a nomination in accordance with the foregoing procedure. If the presiding officer makes such a determination, the officer shall declare such determination at the meeting and the defective nomination will be disregarded.

Board Policies Regarding Communication with the Board of Directors and Attendance at Annual Meetings
Stockholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Chairman of the Board, by submitting such communications in writing to the Company’s Secretary, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 800 Manor Park Drive, Columbus, Ohio 43228. Such communications will be delivered directly to the Board.

The Company does not have a policy regarding Board member attendance at the annual meeting of stockholders; however, all directors of the Company attended the 2019 annual meeting of stockholders.

Code of Ethics
The Company has adopted a Code of Conduct and Business Ethics which applies to all employees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The Company’s Board believes that the Code of Conduct and Business Ethics complies with the code of ethics required by the rules and regulations of the SEC. A copy of the Company’s Code of Conduct and Business Ethics is available on the Company’s website at www.coremt.com.

Securities Trading Policy
The Company has adopted an Insider Trading Policy, which applies to all employees of the Company including the Company's principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The Board believes that the Insider Trading Policy is designed to ensure compliance with all applicable insider trading rules.

Anti-Hedging Policy
The Company's Insider Trading Policy includes an anti-hedging policy, which states that directors, executives and all other employees are not permitted to (a) pledge the Company's securities as collateral for a loan or other obligation, (b) purchase, sell or trade in options (including puts or calls) to purchase or sell the Company's securities, (c) purchase the Company's securities on margin, (d) engage in "short sales", (e) hold the Company's securities in an account that is subject to a margin-call or (f) otherwise deal in derivative securities, which are based upon the Company's securities.

Compensation Committee Interlocks and Insider Participation
During 2019, our Compensation Committee consisted of Messrs. Hellmold, Cellitti, and Smith none of whom, during 2019, was an officer or employee of the Company, nor had a relationship requiring disclosure under Item 404 of Regulation S-K (17 CFR §229.404). The Company did not have any compensation committee interlocks in 2019, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, in this Executive Compensation section, including the Compensation Discussion and Analysis and the tables which follow it, references to “we,” “us,” “our” or similar terms are to the Company and our subsidiaries.

Compensation Discussion and Analysis
This compensation discussion and analysis describes the following aspects of our compensation system as it applies to our named executive officers as described in the summary compensation table set forth below (the “named executive officers”):

•	Our compensation philosophy and objectives;

•	The means we employ to achieve our compensation objectives, including the establishment of total direct compensation and the mix within that compensation;

•	The elements of compensation that are included within total direct compensation as well as other compensation items in addition to total direct compensation; and

•	The reasons we have elected to pay these elements of compensation to achieve our compensation objectives and how we determine the amount of each element.

Compensation Philosophy and Objectives
Our compensation philosophy is focused on incentivizing executives primarily through the use of base salary, annual profit sharing incentives and long-term equity based incentive compensation in order to attract, motivate, reward and retain executives.

The Board of Directors has established an articulated compensation philosophy with the following primary objectives:

•	Attract, retain and encourage the development of highly qualified and motivated executives;

•	Provide compensation that is competitive with our peers and defined marketplace;

•	Provide compensation on both an annual and long-term basis and in a fashion that aligns the interests of executives with those of our stockholders in order to create long-term stockholder value; and

•	Enhance the connection between our business results and the compensation of executives, linking a material portion of executive compensation with performance.

To this end, the objectives of our compensation philosophy put a strong emphasis on correlating the long-term growth of stockholder value with management’s most significant compensation opportunities.

Means of Achieving Our Compensation Objectives
The three primary components of compensation for our named executive officers include base salary, annual profit sharing opportunity and long-term equity based incentive compensation. Our named executive officers also participate in our 401(k) plan and receive medical, dental, vision, short-term disability, long-term disability and life insurance benefits consistent with those benefits for our other corporate salaried employees.

Determination of Compensation
Our Compensation Committee reviews, evaluates and recommends compensation policies for our named executive officers. All of the Compensation Committee members are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating executive officers. The Board of Directors is responsible for the final determination concerning compensation of named executive officers; provided, however, that the Chief Executive Officer is not involved in, and abstains from, all discussions and decisions regarding his compensation as an executive officer. During 2019, the Compensation Committee retained Matthews, Young to assist in the review of 2019 compensation programs. In this regard, Matthews, Young compiled competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies to be used to benchmark the appropriateness and competitiveness of our executive compensation. During 2019, there were no fees paid to Matthews, Young for services that were not related to executive or director compensation. The Compensation Committee has assessed the independence of Matthews, Young pursuant to SEC rules and determined that Matthews, Young is independent and its work for the Compensation Committee does not raise any conflict of interest. The Compensation Committee also considered each named executive officer’s individual performance, the compensation objectives described above and peer group performance described below in determining compensation. Past stockholder advisory votes are taken into account by the Compensation Committee as affirmation by our stockholders of the Company's compensation policies and practices with respect to our named officers.

As part of its duty to review executive officer compensation programs, the Compensation Committee reviews and evaluates the Company’s equity incentive programs with consideration of the peer benchmark data and the Board’s overall compensation objectives. Stock grants are typically considered in May after the Company’s annual meeting, but may be awarded at other times. During 2019, the Board made stock grants to the named executive officers under the Long-Term Equity Incentive Plan.

Peer Group Analysis
To help facilitate the compensation review and to establish appropriate levels of compensation for directors and named executive officers, the Board retained Matthews, Young - Management Consulting, a compensation and human resource firm, to compile competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies. Because our market for executive talent is national, competitive data is reflective of the compensation levels of executives at companies of comparable size and complexity on both the local and national level. In addition, the information that is collected relates to companies with comparable manufacturing operations or geographic representation. The companies reviewed were publicly traded in the United States and had median sales of approximately $326 million. The data reviewed for these peer companies was derived from the publicly available SEC filings of these organizations. The companies comprising the peer group reviewed for establishing 2019 compensation levels were as follows:

Ceco Environmental Corp	Commercial Vehicle Group	Compx International Inc.
Continental Materials Corp	DMC Global Inc.	Dorman Product Inc.
Douglas Dynamics Inc	Eastern Co.	Freightcar America Inc.
Gentherm Inc.	Graham Corp.	Hurco Companies Inc.
Lydall Inc.	Mantex International Inc.	Motorcar Parts of Amer Inc.
PGT Innovations Inc.	Shiloh Industries Inc.	Sifco Industries
Stoneridge Inc.	Strattec Security Corp	Sun Hydraulics Corp
Synalloy Corp	Twin Disc Inc.	UFP Technologies Inc.
Universal Stainless & Alloy Products

Each element of compensation and total compensation for each of the Company’s named executive officers for 2019 is set forth below, along with the peer group median data, prepared by Matthews, Young, for comparison purposes:

	Base Salary		Non-Equity Compensation		Equity Awards		Total Compensation
	Actual	Peer Group Median	Actual (1)	Peer Group Median	Actual	Peer Group Median	Actual	Peer Group Median
David L. Duvall President and Chief Executive Officer	$550,000	$528,000	$86,733	$520,000	$358,233	$554,000	$994,966	$1,602,000
Terrence J. O’Donovan EVP, Marketing and Sales	$285,000	$284,000	$22,400	$201,000	$141,952	$207,000	$449,352	$692,000
Eric Palomaki EVP, Operations	$288,462	$307,000	$33,017	$189,000	$149,423	$201,000	$470,902	$697,000
John P. Zimmer EVP, Secretary, Treasurer and Chief Financial Officer	$350,000	$334,000	$22,400	$244,000	$174,333	$273,000	$546,733	$851,000

(1)	Amounts represent the sum of bonus, non-equity incentive plan compensation and all other compensation as reflected in the summary compensation table.

We used this competitive data to determine the applicable market median for executive compensation among the peer group, which serves as a benchmark for analyzing compensation for each of our executive positions. Non-equity compensation and equity awards can vary significantly from year to year in relation to the peer group, depending on the Company’s performance in relation to that of the peer group. In years of higher profitability, the profit sharing (non-equity compensation) and equity amounts awarded to our executive officers may exceed the corresponding market median amounts of our peer group. In contrast, during years of lower profitability the Company’s profit sharing and equity awards may fall below the corresponding market median amounts of our peer group.

We believe reviewing the approximate market median amounts from our peer group is an appropriate guide for establishing our executive compensation, because we expect to achieve at least median performance and that result balances the cost of the compensation program with the expected performance.

While we target total compensation at the market median, an executive’s actual total compensation could vary significantly depending upon the relationship between our actual performance and the performance of our peer group, particularly in regard to non-equity compensation. If our results are well above the peer group performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, executives may earn compensation that is well below the relevant market median if our performance is well below peer group levels.

Compensation Mix
We compensated our named executive officers through a combination of base salary, the opportunity for annual profit sharing incentive compensation, bonuses, and long-term equity based incentive compensation. The amount of total direct compensation for our named executive officers is allocated among the various types of compensation in a manner designed to achieve our overall compensation objectives based on the peer group median as described above. The annual profit sharing and long-term equity based incentive components target 55% of the executive officers' overall direct compensation with the remaining 45% relating to base salary. In years of higher profitability, the profit sharing and long-term equity amounts awarded to our executive officers could result in a compensation mix of more than our target. In contrast, during years of lower profitability our compensation mix of profit sharing and long term equity amounts is lower than our target.

The resulting compensation mix for our named executive officers for 2019 was approximately 36% annual profit sharing and long-term equity and 64% base salary. The resulting compensation mix for our named executive officers for 2018, calculated using only officers who were employed for the full year, was approximately 53% annual profit sharing and long-term equity and 47% base salary. The resulting compensation mix for our named executive officers for 2017 was approximately 43% annual profit sharing and long-term equity and 57% base salary. The Board considered the resulting compensation mix reasonable and appropriate in light of the performance achieved for each year and the market amounts from our peer group.

Elements of Direct Compensation

Base Salary
We use base salaries to provide a predictable level of current income for our named executive officers. Our base salaries are designed to assist in attracting, retaining and encouraging the development of qualified executives. The amount of each executive’s annual base salary is based on that executive’s position, skills and experience, individual performance and the salaries of executives with comparable positions and responsibilities at peer companies. When establishing base salaries for our named executive officers, we do not take into account awards previously made, including equity-based awards under our long-term incentive plans or profit sharing incentives. Base salary adjustments are approved by the Board, based upon recommendations of the Compensation Committee, typically on an annual basis, and take into account the named executive officer’s individual performance and pay relative to other peer group companies.

The Compensation Committee typically reviews officer compensation on an annual basis, or upon a new executive officer being appointed. The Compensation Committee reviewed Mr. Palomaki's base salary in March of 2019, with a base salary adjustment of 25% effective March 4, 2019. Further, the Compensation Committee reviewed base salaries for all executive officers in May of 2019. No adjustments were made as part of the review.

Profit Sharing Program
The Board has established an annual profit-sharing program (the “Profit Sharing Plan”) for all non-represented and salaried employees, including its named executive officers. This program was designed to align the interests of such individuals with those of our stockholders by directly tying profit sharing payments to our overall financial performance. This program has historically been used to create a profit sharing pool based upon fifty percent of our earnings before taxes (“EBT”) above a threshold established by the Board. The intent of such threshold is to begin creating a profit sharing pool only after achieving a reasonable rate of return for our stockholders. In 2019, 2018 and 2017, this threshold was based upon an 8% return on the Company's beginning equity. The rate of return used by the Board to establish the threshold each year can vary based on economic and cyclical factors in our business; however, the profit sharing pool is limited to a maximum of 20% of EBT.

The profit sharing threshold was $7,914,000, $8,151,000 and $7,741,000 in 2019, 2018 and 2017, respectively. The profit sharing pool was $0 for 2019, $0 for 2018, and $360,000 for 2017.

Under the Profit Sharing Plan, as approved by the Board, 0%, 0% and 18% of the profit sharing pools noted above were allocated to our named executive officers for 2019, 2018, and 2017, respectively, with the remaining amount of the pool allocated to all other participating employees.

Mr. Duvall's employment agreement includes an annual target bonus pursuant to the annual profit-sharing plan established by the Board, with such bonus payable in quarterly installments; provided, however, that the bonus shall not be less than 100% of his base salary for the 24 months after his hire date. Mr. Duvall voluntarily forfeited all bonuses in 2019 and 2018.

Messrs. Zimmer and O'Donovan received cash bonuses of $25,000 and $20,000, respectively, in 2018. Our named executive officers received no other cash bonus compensation in 2017.

The Board implemented a turnaround bonus in 2019 to provide incentive for exempt employees, including its named executive officers, to drive improvement and to help with retention. A performance target, earnings before tax of $3 million, was established in order for the bonus plan to payou

t. The Company did not achieve the requirement, as such no payout occurred.

Long-Term Stock-Based Compensation
The Board administers the Core Molding Technologies, Inc. 2006 Long-Term Equity Incentive Plan, as amended by the stockholders in 2015 (the “2006 Plan”). The 2006 Plan allows for the grant of incentive and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance units and other awards. The Board also administers the Core Molding Technologies, Inc. 2002 Employee Stock Purchase Plan, as amended by the stockholders in 2013 (the “Stock Purchase Plan”). The Stock Purchase Plan provides eligible employees, including named executive officers, with the opportunity to acquire our common stock, and thereby develop a further incentive for such individuals to share in our future success and further link and align the personal interests of such individuals to those of our stockholders. The 2006 Plan and the Stock Purchase Plan are the primary methods for providing stock-based compensation to our named executive officers.

Pursuant to the 2006 Plan, the Board of Directors has established an equity award program. The Compensation Committee reviews and considers equity incentive programs as part of its duty to review executive officer compensation programs. Our current and intended future practice is to make equity awards at the Board meeting held in conjunction with the annual meeting of stockholders. This meeting customarily is held in May, and this practice permits us to consider the prior-year results and future expectations when making new grants. From time to time, we also may grant awards in connection with new hires and promotions, at the time of those events.

Stock Appreciation Right (“SARs”). In 2019, the Board granted our named executive officers, directors and other key managers SARs pursuant to the 2006 Plan. To reinforce the commitment to long-term results and retain named executive officers, each SAR grant vests in three equal installments over the next three (3) years following the date of the grant, with all SAR grants being fully time vested upon the date of the recipient’s 65th birthday and accelerated vesting upon death, disability or “change-in-control” (as described in the 2006 Plan). SARs granted are determined based on the award value divided by the Black-Scholes price on the grant date.

Restricted Stock.
In 2019, 2018 and 2017, the Board granted our named executive officers, directors and other key managers shares of restricted common stock pursuant to the 2006 Plan. To reinforce the commitment to long-term results and retain named executive officers, each restricted stock grant vests in three equal installments over the next three (3) years following the date of the grant, with all restricted stock grants being fully time vested upon the date of the recipient’s 65th birthday and accelerated vesting upon death, disability or “change-in-control” (as described in the 2006 Plan). Restricted shares granted are determined based on the award value divided by the Company’s average of the high and low share price on the grant date. At times, consideration is given at the date of hire for new named executive officers and directors with respect to the grant date for restricted stock.

Restricted stock grants also contained stock ownership vesting requirements, such that each equity grant does not vest until the recipient owns and retains shares of our common stock equal in value to 100% of the recipient’s base salary at the date of grant, if a named executive officer. Each recipient’s unvested stock grants may only account for up to 50% of the total ownership requirement. The stock ownership requirement is eliminated for participants upon the date of the recipient’s 60th birthday. The Board believes that this stock ownership requirement is a way to align more closely the interests of the named executive officers with those of the stockholders, giving such named executive officers a more vested stake in our long-term performance.

The Company has no established specific performance targets associated with equity grants; however equity grants are based on the Company's performance in the year immediately preceding the grant and the recipient's achievement of individual performance expectations. Awards, as a percent of annual base salary, made to named executive officers in May 2019, 2018 and 2017, respectively were as follows:

Name	2019	2018(1)	2017
Chief Executive Officer	65%	75%	75%
Chief Financial Officer	50%	85%	70%
EVP of Marketing and Sales	50%	75%	65%
EVP of Operations	50%	30%	60%

(1)
The percentages represent the amounts awarded as part of the annual grant in May of 2018. In addition to these amounts, the Board made a one-time retention grant of 15,000 shares to Messrs. O'Donovan and Zimmer in November of 2018.

The Company’s equity grants are part of the overall compensation mix for named executive officers and the Board believes that the current equity awards for each of the named executive officers helps to achieve the Company’s overall compensation objectives of incentivizing executives in order to attract, motivate and reward their efforts on behalf of the Company and its stockholders and sufficiently aligns the interests of the Company’s named executive officers with stockholders in order to achieve long-term growth.

Awards made to named executive officers in 2019, 2018 and 2017 were as follows:

	2019	2018	2017
Name	Equity Awards	Equity Awards	Equity Awards
David L. Duvall, Chief Executive Officer	83,863(2)	106,838(1)	—
Terrence J. O’Donovan, VP of Marketing and Sales	33,231(4)	29,106(3)	8,976
Eric Palomaki, VP of Operations	34,980(6)	15,625(5)	—
John P. Zimmer, Chief Financial Officer	40,811(8)	34,606(7)	11,855

(1)	Mr. Duvall was hired on October 22, 2018, after the Company's annual May Restricted Stock grant. He received a Restricted Stock award of 106,838 shares as an initial grant upon his hiring.
(2)
Mr. Duvall was awarded 27,954 shares as part of the annual May Restricted Stock grant and awarded 55,909 of Stock appreciation rights (SARs) as part of the May SARs grant, both awarded on May 16, 2019.

(3)	Mr. O'Donovan was awarded 14,106 shares as part of the annual May Restricted Stock grant and a one-time retention grant of 15,000 shares on November 8, 2018.
(4)
Mr. O'Donovan was awarded 11,077 shares as part of the annual May Restricted Stock grant and awarded 22,154 of Stock appreciation rights (SARs) as part of the May SARs grant, both awarded on May 16, 2019.

(5)	Mr. Palomaki was hired on September 19, 2018, after the Company's annual May Restricted Stock grant. He received a Restricted Stock award of 15,625 shares as an initial grant upon his hiring.
(6)
Mr. Palomaki was awarded 11,660 shares as part of the annual May Restricted Stock grant and awarded 23,320 of Stock appreciation rights (SARs) as part of the May SARs grant, both awarded on May 16, 2019.

(7)	Mr. Zimmer was awarded 19,606 shares as part of the annual May Restricted Stock grant and a one-time retention grant of 15,000 shares on November 8, 2018.
(8)
Mr. Zimmer was awarded 13,604 shares as part of the annual May Restricted Stock grant and awarded 27,207 of Stock appreciation rights (SARs) as part of the May SARs grant, both awarded on May 16, 2019.

In establishing the award levels for equity grants in 2019, 2018 and 2017, the Board did not consider the equity ownership levels of the recipients or compensation previously paid, including prior equity awards that were fully vested. The Board’s primary focus in granting such equity awards is to focus on retention of executives in light of prevailing competitive conditions and to motivate executives in ways that support our strategic direction.

Employee Stock Purchase Program. We maintain the Stock Purchase Plan, as referenced above, under which all of our employees, including our named executive officers, are permitted to participate. Accumulated employee elective payroll deductions are used to purchase shares of our common stock quarterly on or about January 31, April 30, July 31 and October 31 at a 15% discount to the average of the high and low trading price of the common stock on the NYSE American LLC on the last business day of the fiscal quarter of the plan. The Board believes that this broad-based plan encourages stock ownership by all of our employees.

Other Elements of Compensation

Benefits
We provide our named executive officers with medical, dental, vision, short-term disability, long-term disability and life insurance benefits under the same programs used to provide benefits to our other corporate salaried employees.

401(k) Plan
We maintain a defined contribution tax-qualified retirement plan called the “Core Molding Technologies, Inc. 401(k) Retirement Savings Plan” (the “401(k) Plan”), which provides for broad-based employee participation, including for our named executive officers. The 401(k) Plan is designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement for named executive officers or other employees.

Under the 401(k) Plan, all of our eligible employees, including our named executive officers, may contribute earnings on a pre-tax basis to the 401(k) Plan up to the maximum limit then in effect under applicable law, and receive matching contributions from us that are subject to vesting over time. The matching contribution equals 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for disqualifying dispositions of incentive stock options and vesting of restricted stock awards). In addition, we make an automatic employer contribution equal to 3% of each participant’s base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, we may make a retirement contribution based upon such participant’s base salary, which equals 1.5% of such participant’s earnings if such participant is age 35 to 44, and 3.5% of base salary if such participant is age 45 or older. This contribution is subject to Board approval, and is made only if the participant is employed on the last day of the year.

We offer the 401(k) Plan because it provides our employees, including our named executive officers, with a way to save for retirement. We evaluate the 401(k) Plan for competitiveness in the marketplace from time to time, but we do not anticipate taking the level of benefits provided into account in determining our executives’ overall compensation packages in the coming years.

Perquisites
In general, we believe that perquisites should not constitute a consequential portion of any named executive officer’s compensation. As a result, any perquisites received by the Company’s named executive officers were de minimis, and none of the Company’s named executive officers received perquisites in excess of $1,000.

Executive Severance and Employment Arrangements

We have entered into executive employment and/or severance agreements with Mrs. Anderson and Messrs. Duvall, O’Donovan, Palomaki, and Zimmer that specify payments in the event the executive officer’s employment is terminated under certain circumstances. We believe that such agreements serve to assure the stability and continuity of our executive officers upon, among other things, the occurrence of any change in control event, as well as to assure the effectiveness of existing retention and incentive features of the Company’s compensation program. See further disclosure below under “Potential Payments Upon Termination or Change in Control” for more information.

Conclusion

Our compensation programs are designed and administered in a manner consistent with our executive compensation philosophy and objectives. Our programs emphasize the retention of key executives and appropriate rewards for results. Our Compensation Committee monitors these programs in recognition of the marketplace in which we compete for talent, and will continue to emphasize pay-for-performance and equity based incentive programs that reward our named executive officers for results that are consistent with our stockholders’ interests.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon our review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Compensation Committee
Ralph O. Hellmold, Chairman
Thomas R. Cellitti
Andrew O. Smith

Summary Compensation Table

The table below summarizes the total cash and non-cash compensation paid or earned by each named executive officer for the years ended December 31, 2019, 2018 and 2017.

The Compensation Committee typically reviews officer compensation on an annual basis, or upon a new executive officer being appointed. The Compensation Committee reviewed Mr. Palomaki's base salary in March of 2019, with a base salary adjustment of 25% effective March 4, 2019. The last time the Compensation Committee reviewed base salaries for all executive officers not hired in 2019 was in May of 2019. No adjustments were made as part of the review.

The Company has entered into employment agreements with the named executive officers and has entered into certain executive severance agreements as further described below under “Potential Payments upon Termination or Change of Control.” Additional information related to each component of compensation for each named executive officer is provided above in the Compensation Discussion and Analysis.

Name and Principal Position		Salary	Bonus	Restriced Stock Awards(1)	SARs Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation(4)	Total
	Year	($)	($)	($)	($)	($)	($)	($)	($)

David L. Duvall (5)	2019	550,000	—	214,547	143,686	—	—	86,733	994,966
President and Chief	2018	105,769	—	750,003	—	—	—	7,139	862,911
Executive Officer	2017	—	—	—	—	—	—	—	—

Terrence J. O’Donovan, Sr.	2019	285,000	—	85,016	56,936	—	—	22,400	449,352
Vice President,	2018	276,539	20,000	307,354	—	—	—	22,000	625,893
Marketing and Sales	2017	260,769	—	172,249	—	13,040	—	20,925	466,983

Eric Palomaki (6)	2019	288,462	—	89,491	59,932	—	—	33,017	470,902
Vice President,	2018	64,615	25,000	125,000	—		—	41,881	256,496
Operations	2017	—	—	—	—	—	—	—	—

John P. Zimmer Vice President, Secretary,	2019	350,000	—	104,411	69,922	—	—	22,400	546,733
Treasurer and Chief	2018	339,423	25,000	384,849	—	—	—	22,000	771,272
Financial Officer	2017	303,846	—	227,497	—	15,194	—	20,845	567,382

(1)
The amounts in the Restricted Stock Awards column reflect the aggregate fair value of performance-based restricted stock awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in the footnote entitled “Stock Based Compensation” to the Company’s audited financial statements for the years ended December 31, 2019, 2018, and 2017 included in the Company’s Annual Reports on Form 10-K as filed with the SEC.

(2)
The amounts in the Stock Appreciation Rights (SARs) column reflect the aggregate fair value of performance-based on SARs awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in the footnote entitled “Stock Based Compensation” to the Company’s audited financial statements for the years ended December 31, 2019, included in the Company’s Annual Reports on Form 10-K as filed with the SEC.

(3)
The amounts in the Non-Equity Incentive Plan Compensation column represent compensation paid to our named executive officers under the Company’s Profit Sharing Plan. Such compensation is paid to the named executive officers based upon the Company’s earnings levels for the year in excess of a base threshold, as described in the “Compensation Discussion and Analysis” section above. The amounts in this column were earned for the years ended December 31, 2019, 2018 and 2017 and were paid to each named executive officer in the year following the year earned. Each named executive officer received a portion of the executive officer profit sharing pool based upon the ratio of his base salary each year to the total base salaries for all named executive officers in the aggregate. For 2019, 2018 and 2017, the executive officer profit sharing pool totaled $0, $0, and $66,566, respectively.

(4)
Includes contributions by the Company to its 401(k) Plan for salaried employees. The Company makes contributions to its 401(k) Plan in several ways. These contributions are made on earnings up to annual limitations set by the Internal Revenue Service. The Company makes a matching contribution equal to 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for disqualifying dispositions of incentive stock options and vesting of restricted stock awards). In addition, the Company makes an automatic employer retirement contribution equal to 3% of each participant’s base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, the Company may make a retirement contribution based upon such participant’s earnings, which equals 1.5% of such participant’s earnings if such participant is age 35 to 44, and 3.5% of earnings if such participant is age 45 or older. This contribution is normally made only if the participant is employed on the last day of the year. Matching contributions for the year ended December 31, 2019 were $4,200 for Messrs. Duvall, O'Donovan, Zimmer, and Palomaki. Retirement contributions during the year ended December 31, 2019 were $18,200 for Messrs. Duvall, O'Donovan and Zimmer, and $12,600 for Mr. Palomaki. Matching contributions for the year ended December 31, 2018 were $264 for Mr. Duvall, and $4,125 for Messrs. O'Donovan, and Zimmer, and $1,474 for Mr. Palomaki. Retirement contributions during the year ended December 31, 2018 were $6,875 for Mr. Duvall and $17,875 for Messrs. O'Donovan and Zimmer, and $2,908 for Mr. Palomaki. Matching contributions for the year ended December 31, 2017 were $3,975 for Mr. O'Donovan, and $3,620 for Mr. Zimmer. Retirement contributions during the year ended December 31, 2017 were $17,225 for Mr. Zimmer, and $16,950 for Mr. O’Donovan. Moving relocation allocation contributions for year ended December 31, 2019 were $64,334 for Mr. Duvall and $16,217 for Mr. Palomaki . Moving relocation allocation contributions for year ended December 31, 2018 were $37,500 for Mr. Palomaki.

(5)	Mr. Duvall was hired on October 22, 2018.

(6)	Mr. Palomaki was hired on September 19, 2018.

Outstanding Equity Awards at December 31, 2019

	Stock appreciation rights (SARs)					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised SARs (#) Exercisable	Number of Securities Underlying Unexercised SARs (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned SARs (#)	SARs Exercise Price ($)	SARs Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
David L. Duvall	—	55,909	—	10.00	5/16/2024	134,792	438,074	—	—
Terrence J. O’Donovan, Sr.	—	22,154	—	10.00	5/16/2024	33,473	108,787	—	—
Eric L. Palomaki	—	23,320	—	10.00	5/16/2024	27,285	88,676	—	—
John P. Zimmer	—	27,207	—	10.00	5/16/2024	40,627	132,038	—	—

(1)	All stock appreciation rights (SARs) grants vest one-third each year after they are issued.

(2)
All restricted stock award grants vest one-third each year after they are issued, assuming required stock ownership thresholds are met, as further described above in “Compensation Discussion and Analysis.” Mr. O'Donovan and Mr. Zimmer have met the ownership requirements of the plan for all unvested grants. Mr. Duvall and Mr. Palomaki have not met the ownership requirements.

(3)
The market value of the restricted shares is based on the closing sales price of the Company’s common stock on the NYSE American LLC as of the last business day of the year ended December 31, 2019, which was $3.25 per share.

Potential Payments upon Change in Control or Termination
Payments upon a Termination in connection with a Change in Control
We have entered into employment agreements and, in some cases, amended and restated executive severance agreements with each of our named executive officers that provide for, in the circumstances set forth below, certain benefits upon the occurrence of a change in control. The following describes the payments that each named executive officer would receive upon the occurrence of the events set forth below.

In the event (i) the Company terminates Mr. Duvall’s employment without cause or if he terminates his employment for good reason, Mr Duvall will be entitled to receive, as severance, (a) accrued but unpaid base salary through the date of termination, (b) accrued and unused vacation pay, (c) any earned but unpaid amounts arising under such Executive’s participation in the Company’s compensation plans and programs prior to the termination, (d) twenty-four months of continued compensation and (e) acceleration of any unvested awards under the Company’s bonus or long-term incentive equity plans.

In the event the Company terminates Messrs. Palomaki or Zimmer employment without cause, the applicable Executive will be entitled to receive, as severance, (a) accrued but unpaid base salary through the date of termination, (b) accrued and unused vacation pay, (c) any earned but unpaid amounts arising under such Executive’s participation in the Company’s compensation plans and programs prior to the termination, (d) twelve months of continued compensation and (e) acceleration of any unvested awards under the Company’s bonus or long-term incentive equity plans.

In the event Mr. Palomaki or Mr. Zimmer terminates his employment for “good reason” within the agreement's specified period following a change in control, the applicable Executive shall be entitled to:

•	Full base salary earned through date of termination at the rate then in effect at the time notice for termination is given;

•
In lieu of any further salary payments for periods subsequent to the date of termination, a lump-sum payment equal to 2.99 times the sum of (a) the average of base salary as reported on such named executive officer’s W-2 form for the 5 calendar years prior to the year in which termination occurs and (b) the average of the cash bonuses earned by the executive officer as reported on the executive officer’s W-2 form for the 5 calendar years prior to the year in which such termination occurs; provided, however that the sum of the amounts in clauses (a) and (b) above shall not exceed 2.99 times of the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, or any successor provision; and

•	The immediate vesting of all unvested stock options, stock appreciation rights and restricted stock awards.

As used above, the terms “cause,” “good reason,” and “change in control” shall have the meaning ascribed to such terms in the Executive’s employment agreement.

Payments upon a Termination not in connection with a Change in Control

Restricted Stock. Assuming the employment of a named executive officer was terminated due to death, disability, or retirement at age 65 as of December 31, 2019, each named executive officer would be entitled, under the 2006 Plan, to payment of certain amounts. All named executive officers who terminate for any reason other than death, disability or retirement at age 65 shall forfeit all rights to any unvested restricted stock awards.
Stock Appreciation Rights (SARs). Assuming we terminated the employment of a named executive officer for any reason as of December 31, 2019, each named executive officer would be able to exercise any vested SARs awards but shall forfeit all rights to any unvested SARs.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based incentive awards to attract and retain qualified candidates to serve on the Board of Directors. The Compensation Committee from time to time reviews the adequacy and competitiveness of the amount of the annual director’s fee, committee fees and meeting attendance fees and makes adjustments as it deems appropriate. As previously noted, the Board engaged Matthews, Young to complete a comprehensive compensation survey, which included peer group analysis of non-employee director compensation. In May 2019, the Compensation Committee reviewed this survey information and as a result of this review Committee Chairman fees were adjusted. All other fees remained the same. Only non-employee directors receive director compensation.

The non-employee directors are compensated on an annual basis as follows:

Cash Compensation	Annual Compensation (paid quarterly)
Director Fee (excluding Chairman)	$50,000
Chairman Director Fee	$75,000
Audit Committee Chairman Fee	$5,500
Compensation Committee Chairman Fee	$2,750
Nominating and Corporate Governance Committee Chairman Fee	$3,000

The non-employee directors are also compensated for attendance for each scheduled meeting for the following committees:

Cash Compensation	Compensation per Meeting
Board of Directors Meeting(1)	$1,000
Audit Committee Meeting	$1,000
Compensation Committee Meeting	$1,000
Nominating and Corporate Goverance Committee Meeting	$1,000

(1)	Board of Directors attendance fees are only paid for five regularly scheduled meetings during the year.

In May 2019, the Board granted our non-employee directors shares of restricted common stock pursuant to the 2006 Plan. Each restricted stock grant vests in 3 equal installments over the next three (3) years following the date of the grant, with all restricted stock grants being fully time vested upon the date of the recipient’s 65th birthday and vesting accelerated upon death, disability or “change-in-control” (as described in the 2006 Plan). Awards made to non-employee directors in 2019 were as follows:

Name	2019 Equity Awards (#)(1)	2019 Equity Awards ($)(1)
Thomas R. Cellitti(2)	10,083	43,071
James F. Crowley(3)	10,389	44,378
Ralph O. Hellmold(4)	10,083	43,071
Matthew E. Jauchius(5)	9,778	41,767
James L. Simonton(6)	12,987	55,476
Andrew O. Smith(7)	9,320	39,814

(1)
The Board of Directors awarded restricted stock grants and stock appreciation rights (SARs) in 2019 in accordance with the 2006 Plan. Restricted stock granted under the Plan requires the individuals receiving the grants to acquire and maintain certain common stock ownership thresholds through age 60 and vest over three years or upon the date of each participant’s sixty-fifth birthday. All restricted stock shares were granted based on a share price of $7.68 on May 16, 2019. All SARs shares were valued based on a Black-Scholes price of $2.57.

(2)
Mr. Cellitti was awarded 3,361 shares as part of the annual May Restricted Stock grant and awarded 6,722 of Stock appreciation rights (SARs) as part of the May SARs grant, both awarded on May 16, 2019.

(3)	Mr. Crowley was awarded 3,463 shares as part of the annual May Restricted Stock grant and awarded 6,926 of Stock appreciation rights (SARs) as part of the May SARs grant, both awarded on May 16, 2019.

(4)
Mr. Hellmold was awarded 3,361 shares as part of the annual May Restricted Stock grant and awarded 6,722 of Stock appreciation rights (SARs) as part of the May SARs grant, both awarded on May 16, 2019.

(5)
Mr. Jauchius was awarded 3,259 shares as part of the annual May Restricted Stock grant and awarded 6,519 of Stock appreciation rights (SARs) as part of the May SARs grant, both awarded on May 16, 2019.

(6)
Mr. Simonton was awarded 4,329 shares as part of the annual May Restricted Stock grant and awarded 8,658 of Stock appreciation rights (SARs) as part of the May SARs grant, both awarded on May 16, 2019.

(7)	Mr. Smith was awarded 3,107 shares as part of the annual May Restricted Stock grant and awarded 6,213 of Stock appreciation rights (SARs) as part of the May SARs grant, both awarded on May 16, 2019.

The restricted stock grants also contained stock ownership vesting requirements, such that each restricted stock grant does not vest until the director owns and retains shares of our common stock equal in value to 100% of each director’s annual director fee. All non-employee directors have met this stock ownership requirement.

The table below summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2019.

	Fees Earned or Paid in Cash	Restricted Stock Awards	SARs Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name(1)	($)	($)(2)	($)(3)	($)	($)	($)	($)
Thomas R. Cellitti	62,250	25,796	17,276	—	—	—	105,322
James F. Crowley	65,500	26,579	17,800	—	—	—	109,879
Ralph O. Hellmold	65,750	25,796	17,276	—	—	—	108,822
Matthew E. Jauchius	61,000	25,013	16,754	—	—	—	102,767
James L. Simonton	80,000	33,225	22,251	—	—	—	135,476
Andrew O. Smith	60,000	23,846	15,967	—	—	—	99,813

(1)
David L. Duvall, the Company’s current President and Chief Executive Officer during the year ended December 31, 2019 is not included in this table, as he was an employee of the Company and thus received no compensation for his service as a director. The compensation received by Mr. Duvall as an employee of the Company is shown above in the Summary Compensation Table.

(2)
The amounts in Restricted Stock Awards reflect the aggregate fair value of the performance-based restricted stock awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in the footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 31, 2019, as included in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2020.

(3)
The amounts in SARS awards reflect the aggregate fair value of the performance-based restricted stock awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in the footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 31, 2019, as included in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2020.

Outstanding Equity Awards at December 31, 2019

	Stock appreciation rights (SARs)					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised SARs (#) Exercisable	Number of Securities Underlying Unexercised SARs (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned SARs (#)	SARs Exercise Price ($)	SARs Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Thomas R. Cellitti	—	6,722	—	10.00	5/16/2024	—	—	—	—
James F. Crowley	—	6,926	—	10.00	5/16/2024	—	—	—	—
Ralph O. Hellmold	—	6,722	—	10.00	5/16/2024	—	—	—	—
Matthew E. Jauchius	—	6,519	—	10.00	5/16/2024	7,223	23,475	—	—
James L. Simonton	—	8,658	—	10.00	5/16/2024	—	—	—	—
Andrew O. Smith	—	6,213	—	10.00	5/16/2024	6,860	22,295	—	—

(1)	All stock appreciation rights (SARs) grants vest one-third each year after they are issued.

(2)
All restricted stock award grants vest one-third each year after they are issued, assuming required stock ownership thresholds are met, as further described above in “Compensation Discussion and Analysis.” All directors met this stock ownership requirement and all have reached the 65th birthday threshold except for Mr. Jauchius and Smith.

(3)
The market value of the restricted shares is based on the closing sales price of the Company’s common stock on the NYSE American LLC as of the last business day of the year ended December 31, 2019, which was $3.25 per share.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of four directors, none of whom is an employee of the Company. The Audit Committee is governed by a charter as reassessed and approved by the Board of Directors on March 5, 2020. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

During the year ended December 31, 2019, the Audit Committee met four times. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to the public release of quarterly information.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Crowe a formal written statement describing all relationships between Crowe and the Company that might bear on Crowe's independence consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” discussed with Crowe any relationships that may impact their objectivity and independence, and satisfied itself as to their independence. The Audit Committee also discussed with management and Crowe the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with Crowe their audit scope and their identification of audit risks.

The Audit Committee discussed and reviewed with Crowe all communications required by auditing standards generally accepted in the United States of America, including those matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T, and, with and without management present, discussed and reviewed the results of Crowe's examination of the financial statements. Management also discussed with Crowe those matters required to be discussed under the regulations of the SEC and U.S. Public Company Accounting Oversight Board.

The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2019, with management and Crowe. Management has the responsibility for the preparation of the Company’s financial statements and Crowe has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Audit Committee

James F. Crowley, Chairman
Ralph O. Hellmold
Matthew E. Jauchius
Andrew O. Smith

AUDIT FEES

The aggregate fees paid or accrued to Crowe LLP for professional services rendered for the audit of the Company’s annual financial statements and the review of financial statements included in the Company’s quarterly report on Forms 10-Q were $585,000 and $600,000 for the years ended December 31, 2019 and 2018, respectively.

AUDIT RELATED FEES

No fees were paid or accrued to Crowe LLP for assurance related services by Crowe LLP for the years ended December 31, 2019 and 2018.

ALL OTHER FEES

There were no fees billed to the Company for 401(k) audit services for the year ended December 31, 2019 or tax related services by Crowe LLP for the years ended December 31, 2019 and 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2019 there has not been any transaction or series of similar transactions to which the Company was or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any Board member, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest (as defined in Item 404 of Regulation S-K (17 CFR §229.404)). It is our internal policy that all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, be reviewed and approved by the Board of Directors. Under Item 404 of Regulation S-K, this requirement would generally apply to transactions exceeding $120,000 between us and any related persons.

LIMITATION ON OWNERSHIP

The Company’s Certificate of Incorporation and Bylaws contain certain provisions designed to discourage specific types of transactions involving an actual or threatened change of control of the Company. These provisions, which are designed to make it more difficult to change majority control of the Board of Directors without its consent, include the following:

Removal of Directors — This provision provides that a director of the Company may be removed with or without cause only upon the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Supermajority Approval — This provision requires that a merger and certain other transactions (as outlined in the Certificate of Incorporation) be approved by the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of the Company’s common stock. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law.

Amendments — This provision requires that any amendment to the provisions relating to the removal of directors be approved by the holders of at least 80% of the then outstanding shares of voting stock, and any amendment to provisions requiring the approval of the holders of at least 66 2/3% of the then outstanding shares of voting stock be approved by the holders of at least 66 2/3% of the then outstanding shares of voting stock.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Composition of the Board of Directors

At the annual meeting, the stockholders will elect six (6) directors to hold office until the election and qualification of their successors or until their earlier resignation, death, disqualification or removal from office.

The intention of the proxies is to vote the shares of common stock they represent for the election of David L. Duvall, Thomas R. Cellitti, James F. Crowley, Ralph O. Hellmold, Matthew E. Jauchius, and Andrew O. Smith, unless the proxy is marked to indicate that such authorization is expressly withheld. Each nominee is currently a member of the Board of Directors. All of the nominees have stated their willingness to serve and the Company is not aware of any reason that would cause any of the nominees to be unavailable to serve as a director should they be elected at the annual meeting. If any of the nominees should become unavailable for election, the proxies may exercise discretionary authority to vote for a substitute nominee proposed by the Board of Directors. Information with respect to the background and experience of each of the six nominees currently serving on the Board of Directors is set forth above under the heading “Directors and Executive Officers of Core Molding Technologies, Inc.”

Under Delaware law and the Bylaws of the Company, the stockholders will elect as directors the six (6) nominees receiving the greatest number of votes, subject to the Voting Policy adopted by the Board that provides that any nominee who receives a greater number of votes “withheld” than votes “for” such election shall submit notice of resignation for consideration by the Board within 90 days from the date of the election, and shall recuse himself or herself from all deliberations on his or her resignation. The Board shall consider all of the relevant facts and circumstances in its consideration of the action to be taken with respect to such offer of resignation. To the extent that any resignation is accepted, the Board will consider whether to fill such vacancy or vacancies or to reduce the size of the Board. The Company will count shares of common stock as to which voting authority is withheld for quorum purposes but will not count those shares toward the election of directors or toward the election of individual nominees specified in the form of proxy.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. DUVALL, CELLITTI, CROWLEY, HELLMOLD, JAUCHIUS, AND SMITH.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to SEC rules. This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures. Stockholders are asked to vote on the following resolution:

RESOLVED, that the compensation of the named executive officers, as disclosed in the proxy statement for the Company’s 2020 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, is hereby approved.

We understand that executive compensation is an important matter for our stockholders. Our executive compensation philosophy and practice continues to be to pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

This proposal, commonly known as the “say-on-pay” proposal, gives you the opportunity to express your view. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our named executive officers as described in this proxy statement. It is our current intent, subject to your vote, to provide you with this advisory vote annually.

While this vote is advisory and will not be binding on the Company or the Board, it will provide valuable information to our Compensation Committee regarding stockholder sentiment about our executive compensation. We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Board of Directors – Communicating with Directors.”

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Crowe LLP to audit the financial statements of the Company for the year ending December 31, 2020. Crowe has been the Company’s independent auditor since August 2009. The Company expects a representative of Crowe to attend the annual meeting. The Company will provide the representative with an opportunity to make a statement if he or she desires to do so. The Company expects that the representative will be available to respond to appropriate questions.

The Company is presenting the appointment of Crowe LLP as independent registered public accounting firm for ratification at the annual meeting. While ratification by stockholders of this appointment is not required by law or the Certificate of Incorporation or Bylaws of the Company, the Board believes that such ratification is desirable. In the event this appointment is not ratified by a majority vote of stockholders, the Board of Directors will consider that fact when it appoints an independent registered public accounting firm for the next fiscal year. The Board has adopted policies requiring the Audit Committee to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. All auditing services and non-audit services provided by Crowe LLP for the year ended December 31, 2019 have been approved by the Audit Committee.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE.

OTHER MATTERS

The management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth above. If, however, any other matters are properly presented to the stockholders for action, it is the intention of the persons named in the proxy to vote at their discretion on all matters on which the shares of common stock represented by such proxies are entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS

James L. Simonton
April 27, 2020	Chairman of the Board